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                     July 12, 2023

       Michael Carlet
       Chief Financial Officer
       Snap One Holdings Corp.
       1800 Continental Boulevard, Suite 200
       Charlotte, NC 28273

                                                        Re: Snap One Holdings
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 30, 2022
                                                            Filed March 15,
2023
                                                            File No. 001-40683

       Dear Michael Carlet:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing